Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
GXO LOGISTICS, INC.
and
PEREGRINE MERGERSUB I, INC.
and
PFSWEB, INC.
dated as of
September 13, 2023

        AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement") is entered into as of September 13, 2023, by and among PFSweb, Inc., a Delaware corporation (the "Company"), GXO Logistics, Inc., a Delaware corporation ("Parent"), and Peregrine MergerSub I, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.
RECITALS
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer to purchase all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), other than the Cancelled Shares, at a price per share of Company Common Stock of $7.50, in cash, without interest (the "Offer Price"), on the terms (including any withholding of Taxes in accordance with Section 3.05) and subject to the conditions set forth in this Agreement (as it may be extended, amended, or supplemented from time to time as permitted under this Agreement, the "Offer");
WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger as a wholly owned subsidiary of Parent (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time, other than (a) the Cancelled Shares and (b) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;
WHEREAS, the parties acknowledge and agree that the Merger shall be governed by Section 251(h) of the DGCL and shall, subject to the conditions of this Agreement, be effected as soon as practicable following the consummation of the Offer;
WHEREAS, the board of directors of the Company (the "Company Board") has unanimously: (a) determined that this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders; (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement; (c) approved and declared advisable the Offer, the Merger, and the other transactions contemplated hereby; (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer and (e) resolved to recommend acceptance of the Offer, subject to the terms of this Agreement;
WHEREAS, the respective boards of directors, as applicable, of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the Offer, the Merger, and the other transactions contemplated hereby, and declared it advisable for Parent and Merger Sub, respectively to execute, deliver and perform this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Offer, the Merger, and the other transactions contemplated hereby and also to prescribe certain terms and conditions to these transactions.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE OFFER
Section 1.01    The Offer.
(a)    Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with ARTICLE VIII, and subject to the Company having complied with its obligations set forth in Section 1.02(b) and the third sentence of Section 1.01(h), as promptly as reasonably practicable after the date of this Agreement (but no later than six (6) Business Days after the date of this Agreement), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), such date hereinafter referred to as the "Offer Commencement Date") the Offer.
(b)    Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the Minimum Tender Condition; and (ii) the satisfaction, or waiver by Parent or Merger Sub (to the extent permitted by Law), of the other conditions and requirements set forth in Annex I (together with the Minimum Tender Condition, the "Offer Conditions"). Subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (but no later than three (3) Business Days after the date of the Expiration Time). The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the holder of such shares in cash, without interest and subject to any withholding of Taxes in accordance with Section 3.05, on the terms and subject to the conditions set forth in this Agreement.
(c)    Offer to Purchase; Adjustment of Offer Price; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition), or to increase the Offer Price, or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement and that are not adverse to the holders of Company Common Stock in their capacities as such. Except as set forth in the immediately foregoing sentence, Parent and Merger Sub shall not make any changes to the Minimum Tender Condition or any of the other Offer Conditions in any manner that is adverse to the holders of Company Common Stock in their capacities as such without the prior written consent of the Company.

(d)    Expiration of the Offer. The Offer shall expire at midnight New York City time on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the "Initial Expiration Time") or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the "Expiration Time").
(e)    Extension of Offer. Notwithstanding anything to the contrary in this Agreement, and without limiting Parent’s or Merger Sub’s obligations under this Section 1.01(e), but subject to the parties respective termination rights under ARTICLE VIII: (i) Merger Sub may, in its discretion, extend the Offer on one or more occasions for any period, if as of the then-scheduled Expiration Time any of the Offer Conditions is not satisfied and has not been waived by Merger Sub or Parent (to the extent waivable by Merger Sub or Parent), to permit such condition or conditions to be satisfied or waived; and (ii) Merger Sub shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the "SEC"), the staff thereof, or the Nasdaq Capital Market ("Nasdaq") applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; provided, however, that in no event shall Parent or Merger Sub be required to extend the Offer: (A) beyond December 31, 2023 (the "Outside Date"); or (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to ARTICLE VIII.
(f)    Payment. On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 3.05) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the "Offer Closing", and the date on which the Offer Closing occurs is referred to in this Agreement as the "Offer Closing Date".
(g)    Termination of Offer. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to ARTICLE VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to ARTICLE VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.
(h)    Offer Documents. As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the "Schedule TO"). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the "Offer Documents"). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act or the DGCL to be set forth in the Offer Documents or reasonably requested by Parent or

Merger Sub in connection with any action required to be taken by Parent or Merger Sub pursuant to this Section 1.01(h). Parent and Merger Sub shall promptly take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub shall further promptly take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments. Subject to the immediately foregoing sentence, each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.
(i)    Funds. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.
Section 1.02    Company Actions.
(a)    Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 6.04, contain the Company Board Recommendation. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company's stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company's stockholders to the extent required by Section 262(d) of the DGCL. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company in connection with any action required to be taken by the Company pursuant to this Section 1.02(a). The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange

Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments; provided, however, that the Company shall not be required to give Parent or Merger Sub such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Takeover Proposal or any Company Adverse Recommendation Change. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation.
(b)    Stockholder Lists. In connection with the Offer, the Company shall promptly after the date hereof (and in any event at least three (3) Business Days prior to the Offer Commencement Date) furnish or cause to be furnished to Parent and Merger Sub a list of its stockholders, mailing labels, security position listings, and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including updated lists of record holders or beneficial owners of the shares of Company Common Stock and the addresses, mailing labels, and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub, or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the "Stockholder List Date"). Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger, and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings, and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control.
ARTICLE II
THE MERGER
Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the "Surviving Corporation"). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer.

Section 2.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 8:00 AM, New York City time, as soon as practicable (and, in any event, within one (1) Business Day) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of electronic documents and signatures, unless another manner, place or time is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date."
Section 2.03    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").
Section 2.04    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.
Section 2.05    Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.07(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Surviving Corporation's name, until, subject to Section 6.07(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.
Section 2.06    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 3.01    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:
(a)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise and including shares of Company Common Stock accepted for payment by Merger Sub pursuant to the Offer) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time ("Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive, in cash and without interest and subject to any withholding of Taxes in accordance with Section 3.05, an amount equal to the Offer Price (the "Merger Consideration"), subject to the provisions of this ARTICLE III.
(c)    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a "Certificate"); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a "Book-Entry Share") will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this ARTICLE III.
(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 3.02    Surrender and Payment.
(a)    Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the "Paying Agent") to act as the agent for the purpose of paying the Merger Consideration in accordance with this ARTICLE III. In connection therewith, Parent shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to, at or substantially concurrently with the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in the Merger in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 3.01(a) and (B) Dissenting Shares) (the "Payment Fund") in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this ARTICLE III, Parent shall, or shall cause the Surviving Corporation to, promptly deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this ARTICLE III. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 3.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.
(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration in the Merger shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, and in the case of Book-Entry Shares subject to compliance with any other customary procedures of the Paying Agent with respect thereto. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in this ARTICLE III, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(c)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund in excess of amounts sufficient to pay the aggregate Merger Consideration will be payable to Parent or the Surviving Corporation, as Parent directs.
(d)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.
(f)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this ARTICLE III prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.
(g)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
Section 3.03    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to appraisal rights and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
Section 3.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
Section 3.05    Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Tax Governmental Entity by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 3.06    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE III.
Section 3.07    Treatment of Stock Options and Other Stock-Based Compensation.
(a)    Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a "Company Stock Option") that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of

Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.
(b)      Deferred Stock Units. The Company shall take all requisite action so that, at the Effective Time, each deferred stock unit award (each, a "Company DSU Award") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company DSU Award as of immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.
(c)    Other Awards Granted Under Company Stock Plan. The Company shall take all requisite action so that, at the Effective Time, each award granted by the Company under the Company Stock Plans that is not described in paragraphs (a) and (b) in this Section 3.07 (an “Other Award”) including an STI Company Performance-Based Cash Award, STI Company Performance-Based Share Award, LTI Performance-Based Restricted Stock Unit Award, LTI TSR Performance Share Award, or LTI Time Based Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive from Parent and the Surviving Corporation, (A) for each Other Award that is cash-based, the amount in cash, without interest, that is earned pursuant to the terms of such Other Award (taking into account the measurement of the level of achievement of applicable performance goals as described in Section 4.02(b)(i) of the Company Disclosure Letter) and (B) for each Other Award that is share-based, an amount in cash, without interest, equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such Other Award as of immediately prior to the Effective Time (taking into account the measurement of the level of achievement of applicable performance goals as described in Section 4.02(b)(i) of the Company Disclosure Letter), multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05. The Company’s actions with respect to this Section 3.07(c) related to each Other Award shall comply in all respects with the terms of the award agreement governing such Other Award related to vesting, payment, lapse, forfeiture, and effects upon a change in control.
(d)    Payment Procedures. As soon as reasonably practicable after the Effective Time (but no later than the later of (i) 10 Business Days after the Effective Time or (ii) the second regularly scheduled payroll date that is at least five Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay or cause to be paid through the Surviving Corporation’s payroll or other appropriate account the aggregate cash consideration payable with respect to Company Stock Options pursuant to Section 3.07(a), Company DSU Awards payable pursuant to Section 3.07(b), and Other Awards payable pursuant to Section 3.07(c). Notwithstanding the foregoing, to the extent that payment of any amounts contemplated by this Section 3.07 at the time specified in this Section 3.07(e) would cause the holder to become subject to the penalty Tax under Section 409A of the Code, then such amounts instead be paid on the earliest date that would not trigger the application of such penalty Tax.

(e)    Resolutions and Other Company Actions. At or prior to the Offer Closing, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b), and (c) of this Section 3.07.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except: (a) as disclosed in the Company SEC Documents filed and publicly available on or after January 1, 2022 and at least five (5) Business Days prior to the date hereof and as is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein ((i) other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature and (ii) this clause (a) shall not apply to any of the representations and warranties set forth in Section 4.01(a), Section 4.01(c), Section 4.02, Section 4.03(a), Section 4.03(d), Section 4.05(a), Section 4.10, Section 4.19 and Section 4.20); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.01    Organization; Standing and Power; Charter Documents; Subsidiaries.
(a)    Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate or articles of incorporation (including any certificate or article of designations), certificate or articles of formation, by-laws, operating agreements, limited liability agreements, or like organizational documents, each as amended to date (collectively, the "Charter Documents"), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c)    Subsidiaries. Section 4.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Except as set forth in Section 4.01(c)(ii) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding shares of capital stock and any other equity or voting interests of each Company Subsidiary. Section 4.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 4.02    Capital Structure.
(a)    Capital Stock. The authorized capital stock of the Company consists of: (i) Thirty Five Million (35,000,000) shares of Company Common Stock; and (ii) One Million (1,000,000) shares of preferred stock, par value $1.00 per share, of the Company (the "Company Preferred Stock"). As of September 8, 2023: (A) 22,760,530 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 373,030 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since September 8, 2023, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. Except as set forth in the immediately prior sentence, there are no shares of capital stock, voting securities, or other ownership interests of the Company issued or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.
(b)    Stock Awards.
(i)    As of September 8, 2023, 1,691,957 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards granted under the Company Stock Plans. As of the close of business on September 8, 2023, 298,662 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 573,577 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company DSU Awards, and 819,718 shares of Company Common Stock were reserved for issuance pursuant to outstanding Other Awards (assuming for this purpose that the applicable performance goals are achieved at actual performance levels). Since September 8, 2023, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding

Company Equity Award granted under the Company Stock Plans: and (A) the name of the holder of such Company Equity Award; (B) type of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such outstanding Company Equity Award or, in the case of an Other Award that is denominated in cash, the amount of cash subject to such Other Award (in each case, assuming for this purpose that the applicable performance goals are achieved at the actual performance levels); (D) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (E) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; (F) the methodology pursuant to which the level of achievement of performance goals (if any) applicable to such Company Equity Award shall be measured in connection with the transactions contemplated by this Agreement; (G) the portion of such Company Equity Award that is expected to be forfeited for no consideration at the Effective Time in accordance with the applicable award agreements; and (H) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
(ii)    Except for the Company Stock Plans, as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company or any Company Subsidiary is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, deferred stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, other equity-based compensation or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock, voting securities or other ownership interests of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii)    There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)    Company Subsidiary Securities. There are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, deferred stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, other equity-based compensation or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Company Subsidiary Securities").
Section 4.03    Authority; Non-Contravention; Governmental Consents; Board Approval.
(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger, and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger, and the other transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries, (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any third party any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations or Liens (other than

Permitted Liens) that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger, and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of: (A) the Schedule 14D-9, and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under: (A) the HSR Act, or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition ("Foreign Antitrust Laws" and, together with the HSR Act, the "Antitrust Laws"), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter (the "Other Governmental Approvals"); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company's stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein; (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer; and (iv) resolved to recommend that the Company stockholders accept the Offer, and tender their shares of Company Common Stock pursuant to the Offer (collectively, the "Company Board Recommendation").
Section 4.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a)    SEC Filings. Except as set forth in Section 4.04(a) of the Company Disclosure Letter, the Company has filed with or furnished on a timely basis to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2022 (the "Company SEC Documents"). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic

Data Gathering, Analysis, and Retrieval database of the SEC ("EDGAR"). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.
(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). There are no Liabilities of the Company or any of its Subsidiaries, other than: (A) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (B) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet (other than as a result of any breach of any Contract or violation of any Law); (C) Liabilities arising under this Agreement and the transactions contemplated hereby; (D) Liabilities set forth in the Company Disclosure Letter; and (E) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Internal Controls. The Company and each of its Subsidiaries has established and has maintained, at all times since January 1, 2022, a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective.
(d)    Disclosure Controls and Procedures. The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since the filing of the Company’s last Annual Report on Form 10-K, neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of: (i) any "significant deficiency" or "material weakness" (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any illegal act or fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing.
(e)    Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(f)    Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also, and since January 1, 2022 has been, in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.
Section 4.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:
(a)    any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)    any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.
Section 4.06    Taxes.
Except as set forth in Section 4.06 of the Company Disclosure Letter:
(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company's most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.
(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2019.
(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d)    Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company's most recent financial statements included in the Company SEC Documents.
(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)    Tax Jurisdictions. Since December 31, 2018, no written claim has been delivered to the Company by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns alleging that the Company or any of its Subsidiaries is or may be subject to any material Tax in that jurisdiction.
(g)    Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).
(i)    Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.
(j)    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.
(k)    Ownership Changes. Without regard to this Agreement, since December 31, 2018, neither the Company nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code.
(l)    Section 355. Neither Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.
(m)    Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 4.07    Intellectual Property.
(a)    Scheduled Company-Owned IP. Section 4.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i)

Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.
(b)    Right to Use; Title. The Company or one of its Subsidiaries are, and immediately following the Closing will continue to be, the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted ("Company IP"), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Validity and Enforceability. The Company and its Subsidiaries' rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.
(e)    IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries' rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)    Company IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or to the Knowledge of the Company, other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken all commercially reasonable actions to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)    Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's and its Subsidiaries' businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, the Company has not: (i) experienced any actual, alleged, or suspected data breach involving personal information in their possession or control; or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.08    Compliance; Permits.
(a)    Compliance. The Company and each of its Subsidiaries are and, since June 30, 2021, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Except as set forth in the Company SEC Documents, since June 30, 2021, no Governmental Entity has issued any Order, notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.
(b)    Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, "Permits"), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since June 30, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.09    Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of two hundred fifty thousand dollars ($250,000); (b) does not seek injunctive or other material non-monetary relief and (c) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent ("Order"), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10    Brokers' and Finders' Fees. Except for fees payable to Raymond James & Associates, Inc. (the "Company Financial Advisor"), neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or the Offer, the Merger, or any other transaction contemplated by this Agreement. The Company has delivered to Parent complete and correct copies of all agreements under which any such fee or commission or expense reimbursement is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.
Section 4.11    Related Person Transactions. There are, and since June 30, 2021, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.
Section 4.12    Employee Benefit Issues.
(a)    Schedule. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, payroll practice, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a "Company Employee"), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the "Company Employee Plans").
(b)    Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, payroll practices, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.
(c)    Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all material benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no known investigations, known audits, known inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(d)    Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy, in any material respect, the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply, in any material respect, with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply, in any material respect, with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)    no such plan is a “defined benefit plan” within the meaning of 3(35) of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within in the six years prior to the date of this Agreement contributed to, sponsored, maintained, or had any liability or obligation in respect of any such defined benefit plan, multiemployer plan or multiple employer plan;
(ii)    no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;
(iii)    no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any material lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and
(iv)    no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.
(e)    No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any material Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with material post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.
(f)    Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) to the Knowledge of the Company, no Company Employee Plan is presently or in the six years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.
(g)    Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(h)    Health Plan Compliance. Each of the Company and each Company ERISA Affiliate complies in all material respects with the applicable requirements under

ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
(i)    Effect of Transaction. Except as set forth in Section 4.12(i) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any Company Employee to severance pay or any other employment termination payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in any payments or benefits, that individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.
(j)    No Company Employee is entitled to a gross-up of any Taxes imposed by Section 409A or Section 4999 of the Code from the Company or any of its Subsidiaries.
(k)    Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements regarding labor, hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, (including exempt and non-exempt status), employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, workers; compensation and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees.
(l)    Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred since June 30, 2021. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or involving any Company Employees. There are no material Legal Actions pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. Since June 30, 2021, neither the Company nor any of its Subsidiaries has been involved in any litigations or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any Company Employee.
Section 4.13    Real Property and Personal Property Matters.
(a)    Owned Real Estate. Neither the Company nor any of its Subsidiaries own any real estate.
(b)    Leased Real Estate. Section 4.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company's or its Subsidiary's possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.
(c)    Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.
Section 4.14    Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.
(b)    No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.
(c)    No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
Section 4.15    Material Contracts.
(a)    Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(i)    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;
(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of Three Hundred Thousand Dollars ($300,000);
(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;
(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Offer or the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;
(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person or any business;
(vi)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company;

(vii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party or upon consummation of the Offer or the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party;
(viii)    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;
(ix)    any Company IP Agreements, other than Contracts for commercially available off-the-shelf software that involve aggregate payments by the Company or its Subsidiaries for less than five hundred thousand dollars ($500,000) and non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business;
(x)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements, or other Contracts, in each case relating to Indebtedness of the Company or any of its Subsidiaries (or commitments in respect thereof) or granting or evidencing a Lien on any assets of the Company or its Subsidiaries, other than (A) ordinary course accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;
(xi)    any employee collective bargaining agreement or other Contract with any labor union;
(xii)    any Contracts with the top 10 customers (by revenue during the last 12 month period) and top 10 suppliers (by expenditures during the last 12 month period) of the Company and its Subsidiaries; and
(xiii)    any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of One Million Dollars ($1,000,000) in any year and which is not otherwise described in clauses (i)–(xii) above.
(b)    Material Contracts; Documents. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c)    No Breach. (i) All the Company Material Contracts are valid, legal, and assuming due authorization, execution and delivery by the other parties thereto, binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or materially failed to perform any material obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach, or has received written notice of material breach, of any Company Material Contract.

Section 4.16    Insurance. Each of the material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.
Section 4.17    Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.
Section 4.18    Anti-Corruption Matters; OFAC. Since January 1, 2018, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2018, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company's compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2018, each of the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company or any of its Subsidiaries conducts business.
Section 4.19    Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 4.20    Antitakeover Statutes; Rights Plan. Prior to the execution of this Agreement, the Company has taken all action necessary to exempt this Agreement, the Offer, the Merger and the other transactions contemplated hereby from the Rights Agreement and Section 203 of the DGCL. Prior to the execution of this Agreement, the Company has taken or caused to be taken all necessary action to amend or waive the provisions of the Rights Agreement between the Company and Computershare Shareowner Services, LLC, dated as of June 8, 2000, as amended (the ”Rights Agreement”) in order to permit the approval, execution, delivery and performance of this Agreement and to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), in each case without causing the rights issued pursuant to the Rights Agreement to be distributed or to become exercisable, and has provided to Parent a copy of the written instrument documenting such action. No other rights plan or agreement, Delaware “fair price,” “merger moratorium,” “control share acquisition” or other anti-takeover statute or similar Delaware statute or regulation applies to this Agreement or the transactions contemplated hereby (including the Offer or the Merger).
Section 4.21    Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, unless expressly given by the Company in ARTICLE IV, Parent and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in the Data Room, management presentations or in any other form in expectation of, or in connection with, the Offer, the Merger, or the other transactions contemplated by this Agreement).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 5.01    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted.
Section 5.02    Authority; Non-Contravention; Governmental Consents; Board Approval.
(a)    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger, and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, and the other transactions contemplated by this Agreement, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity. The boards of directors of Parent and Merger Sub, as the case may be, have duly adopted by a unanimous vote at meetings of all directors duly called and held and, not subsequently rescinded or modified in any way, and Parent and Merger Sub each has: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of Parent and Merger Sub; and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein. Parent has delivered to the Company true and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended to date.  Neither Parent nor Merger Sub is in violation of any provision of any of the forgoing documents.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer, the Merger, and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Offer Documents, and (B) such other filings as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
Section 5.03    Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. The information supplied by Parent or Merger Sub expressly for inclusion in the Schedule 14D-9 (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
Section 5.04    Financial Capability. Parent has or will have, and will cause Merger Sub to have, at the Offer Closing and at or prior to the Effective Time, sufficient funds to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.
Section 5.05    Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.
Section 5.06    Ownership of Company Common Stock. Except as contemplated by this Agreement, neither Parent nor any of its Affiliates or Associates "owns" (as defined in Section 203(c)(9) of the DGCL), or has owned at any time during the period commencing three years prior to the date hereof, any shares of Company Common Stock.
Section 5.07    Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement, the Offer, the Merger, or any of the other transactions contemplated by this Agreement for which the Company would be liable.
Section 5.08    Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement or those incident to Merger Sub’s formation; and (b) is a direct, wholly-owned Subsidiary of Parent. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

Section 5.09    Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties, or statements relating to Parent or Merger Sub or any of their Affiliates whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in ARTICLE V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or any of its Representatives.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly required by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' executive officers and key employees, to preserve its and its Subsidiaries' present relationships with material customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as expressly required by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a)    amend or propose to amend its Charter Documents;
(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from the Company’s direct or indirect wholly-owned Subsidiaries to the Company or its other direct or indirect wholly-owned Subsidiaries);
(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;
(d)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or any other material assets, or make any loans, advances, or capital contributions to or investments in any Person;
(e)    incur or otherwise become liable for or modify in any material respect the terms of any Indebtedness, or issue or sell any debt securities or options, warrants, calls,

or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person;
(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets of the Company; provided, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company-Owned IP to customers of the Company, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(g)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease hereunder;
(h)    institute, settle, or compromise any Legal Action, other than settlement of Legal Actions involving solely the payment monetary damages (and no other remedy) by the Company not exceeding five hundred thousand dollars ($500,000) and not involving any admission of wrong-doing by the Company or any of its Affiliates;
(i)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(j)    except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(k)    pay or incur any obligation in respect of any brokerage, finder, financial advisor, investment banker or other similar advisor, other than solely pursuant to the agreement made available to Parent and described in Section 4.10;
(l)    fail to maintain in full force and effect the existing material insurance policies of the Company and its Subsidiaries or to renew or replace such insurance policies with comparable insurance policies;
(m)    make, change or revoke any material Tax election, adopt or change any Tax accounting period or any material Tax accounting method, amend any material Tax Return, enter into any closing agreement with a Governmental Entity with respect to Taxes, request any ruling from any Governmental Entity with respect to Taxes, settle any liability for material Taxes or any Tax claim, audit or assessment relating to any material Taxes, agree to an extension or waiver of the statute of limitations with respect to any material Taxes (other than automatically granted extensions or waivers) or surrender any right to claim a refund, offset or other reduction of material Taxes;
(n)    adopt or implement or amend any stockholder rights plan or similar arrangement;

(o)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;
(p)    except as required by the terms of any Company Employee Plan as in effect on the date hereof, (i) hire any employee with a title of Vice President or higher or promote or appoint any employee to a position with a title of Vice President or higher, (ii) increase in any manner the amount, rate or terms of compensation or benefits of any Company Employees, (iii) enter into, adopt, amend, terminate or formally interpret any employment, bonus, severance or retirement contract or other Company Employee Plan, (iv) except as required by the applicable existing employment or equity award agreements as in effect on the date hereof, accelerate the vesting or payment of any award under the Company Stock Plans or of any other compensation or benefits to any Company Employee, (v) except as required by the applicable employment or equity award agreements as in effect on the date hereof, grant any equity or equity-based compensation awards under the Company Stock Plans or otherwise or grant any bonus, incentive, performance or other compensation plan or arrangement, or (vi) except as provided in the existing employment or equity award agreements, fund (including through a grantor trust) or otherwise secure the payment of any compensation or benefits under any Company Employee Plan; or
(q)    agree or commit to do any of the foregoing.
Section 6.02    Conduct of the Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VIII, except as contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement.
Section 6.03    Access to Information; Confidentiality.
(a)    Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers and employees of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish or make available promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)    Confidentiality. The parties hereby agree that all information provided to the other party or the other parties' Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.03(a), shall be treated in accordance with the Confidentiality Agreement, dated August 13, 2021, as amended on April 28, 2023, between Parent and the Company (the "Confidentiality Agreement"). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 6.04    No Solicitation.
(a)    Takeover Proposal. The Company shall not, and shall direct and cause its Subsidiaries and the Company's and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.04(b): (i) conduct, continue to engage in or otherwise participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board makes a good faith determination, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to cause the Company Board’s actions or inactions with respect thereto to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, in which event the Company may take the actions described in this clause (ii)(A) solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board, a Takeover Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.04 or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal (each, a "Company Acquisition Agreement"). Except as expressly permitted by (and only in accordance with) this Section 6.04, neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal. As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, the Company shall request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make a Takeover Proposal, and the Company shall, and shall cause the Company’s Subsidiaries to, terminate access by any third Person who has made or would reasonably be expected to make a Takeover Proposal (other than Parent and its

Representatives) to any data room (virtual or actual) containing any information of the Company or any of the Company’s Subsidiaries.
(b)    Superior Proposal. Notwithstanding Section 6.04(a), prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.04(c) and Section 6.04(d): (i) participate in negotiations or discussions with any third party that, after the date hereof, has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that did not result from a material breach of this Section 6.04 and which the Company Board believes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party information relating to the Company or any of its Subsidiaries pursuant to Acceptable Confidentiality Agreement (provided that the Company shall substantially concurrently provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to Parent); and/or (iii) following receipt of and on account of a Superior Proposal that did not result from a material breach of this Section 6.04, make a Company Adverse Recommendation Change but in each case referred to in the foregoing clauses (i) through (iii), only if (A) the provisions of Section 6.04(c) and Section 6.04(d) are complied with and (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board’s actions or inactions with respect thereto to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause the Company Board’s actions or inactions with respect thereto to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, that neither the Company Board or any committee thereof shall make a Company Adverse Recommendation Change except as expressly permitted by Section 6.04(d).
(c)    Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice, at least two (2) Business Days in advance, advising Parent that it intends to take such action. The Company shall notify Parent promptly (and in any event within 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, or of any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making and provide a summary of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis (and in any event within 24 hours of such status, developments, discussions, negotiations and updates to material terms), of the status, developments, discussions, negotiations and updates to material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal.
(d)    Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by Section 6.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a material breach of this Section 6.04, if: (i) the Company promptly notifies Parent, in writing, at least two (2) Business Days (the "Superior Proposal Notice Period") before making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.04(a) and entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice; (iii) the Company and its Representatives during the Superior Proposal Notice Period, negotiates with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to cause the Company Board’s actions or inactions with respect thereto to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.
(e)    Intervening Event. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the Offer Closing, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least two (2) Business Days (the "Intervening Event Notice Period") before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts and circumstances underlying the Intervening Event that render a Company Adverse Recommendation Change necessary; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement or another proposal to the extent proposed by Parent so that the underlying facts giving rise to, and the reasons for taking such action, ceases require a Company Adverse Recommendation Change, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (iii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice

Period, would reasonably be expected to cause the Company Board’s actions or inactions with respect thereto to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.
Section 6.05    Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the Offer Conditions to be satisfied or that would give rise to a right of termination set forth in Section 8.03(b); provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.05 or the failure of any Offer Condition to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the Offer Conditions or give rise to a right of termination set forth in Section 8.03(b); and provided, further, that the delivery of any notice pursuant to this Section 6.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 6.06    Employees; Benefit Plans.
(a)    Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee's termination of employment with Parent and its Subsidiaries), and Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the "Company Continuing Employees") with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.
(b)    Crediting Service. With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c)    Termination of 401(k) Plan. If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Offer Closing, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate each Company Employee Plan that includes a tax-qualified defined contribution retirement arrangement that is subject to Section 401(k) of the Code (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Following the Effective Time (and, if Parent determines in its sole discretion that a determination letter is appropriate, as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, or any earlier time permitted under applicable Law), the assets thereof shall be distributed to the participants, and Parent shall permit the employees of the Company who are actively employed as of such time to make rollover contributions to Parent’s 401(k) plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such employee from the Company 401(k) Plan.
(d)    Employees Not Third-Party Beneficiaries. This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. The parties hereto acknowledge and agree that the terms set forth in this Section 6.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.
Section 6.07    Directors' and Officers' Indemnification and Insurance.
(a)    Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or any Subsidiary of the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Company or any Subsidiary of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.07 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company and any Subsidiary of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)    Insurance. The Company shall obtain, effective as of the Effective Time, "tail" insurance policies with a claims period of six years from the Effective Time with substantially the same coverage and amounts and containing other terms and conditions that are not less advantageous to the Indemnified Parties in the aggregate, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) at a price not to exceed 300% of the amount per annum the Company paid for director and officer indemnification insurance in its last full fiscal year prior to the date of this Agreement (the “Maximum Premium”); provided further that in the event the annual premium of such insurance exceed the Maximum Premium, the Company may obtain as much coverage as is possible for amounts not to exceed the Maximum Premium.
(c)    Survival. The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).
(d)    Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume (if not otherwise assumed by operation of law) all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors', managers’ and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiary of the Company or any of their respective officers, directors, managers and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.08    Reasonable Efforts.
(a)    Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the Outside Date), the Offer, the Merger, and the other transactions contemplated by this Agreement, including using commercially reasonable efforts in: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger, and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to use commercially reasonable efforts to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).
(b)    Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 6.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a "Governmental Antitrust Authority") information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within ten (10) days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 6.08(c) hereof, use their respective commercially reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.
(c)    Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this

Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
Section 6.09    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Offer, the Merger, and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, (d) other Governmental Entity to which the relevant party is subject or submits or (e) the terms of this Agreement (including any information required to be included in the Offer Documents); provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.09 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.04 or any response of Parent thereto, (ii) any other disclosures issued or made in compliance with Section 6.04; or (iii) the Offer, the Merger, and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.09.
Section 6.10    Anti-Takeover Statutes.
(a)    If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
(b)    If any provision of the Rights Agreement or any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, any of the transactions contemplated by this Agreement, the Company and the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such provision, statute or regulation on the transactions contemplated by this Agreement. Prior to the Offer Closing, the Company shall take all such steps as may be required to cause the Rights Agreement to be terminated effective as of the Offer Closing.
Section 6.11     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.
Section 6.12    Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an "employment compensation, severance, or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Section 6.13    Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.
Section 6.14    Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company's Knowledge threatened, against the Company or any of its directors by any stockholder or any purported stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer, the Merger, and the other transactions contemplated hereby) and shall keep Parent reasonably informed on a prompt and timely basis regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries), (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Offer, the Merger and the other transactions contemplated by this Agreement.
Section 6.15    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 6.16    Resignations. At the written request of Parent, the Company shall cause each director and/or officer of the Company or any director and/or officer of any of the Company's Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 6.17    Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 6.18    Payoff Documentation. The Company shall take all actions necessary, customary or reasonably requested by Parent to facilitate the payoff, discharge and termination in full at the Closing of all of its and its Subsidiaries’ obligations under the Company Credit Agreement, the termination of all commitments thereunder and the release of all related guarantees and Liens on the assets of the Company and its Subsidiaries (including, without limiting the generality of the foregoing, by arranging for delivery to Parent of all Payoff Documentation two (2) Business Days prior to Closing, with agreed-form drafts of such Payoff Documentation to be delivered at least five (5) Business Days prior to the Closing).
ARTICLE VII
CONDITIONS
Section 7.01    Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of each of the following conditions:
(a)    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.
(b)    Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.
ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER
Section 8.01    Termination by Mutual Consent. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by the mutual written consent of Parent, Merger Sub, and the Company.
Section 8.02    Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned, by either Parent (with any termination by Parent also being an effective termination by Merger Sub) or the Company:
(a)    At any time after the Outside Date and prior to the Offer Closing if the Offer Closing shall not have occurred on or before 11:59 p.m. New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party: (i) if the Offer Closing shall have occurred, or (ii) whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or
(b)    If any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the Offer Closing, the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)    If the Offer (as it may have been extended in accordance with the terms hereof) expires as a result of the non-satisfaction of one or more Offer Conditions (to the extent not waived pursuant to Section 1.01(c)), or is terminated or withdrawn prior to the Offer Closing in accordance with the terms of this Agreement, in each case without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party if the non-satisfaction of any Offer Condition, or the termination or withdrawal of the Offer, has been principally caused by the material failure of such party to perform any covenant required to be performed by such party at or prior to the Offer Closing.
Section 8.03    Termination by Parent.
This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned by Parent:
(a)    if, prior to the Offer Closing: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.04; or
(b)    if, prior to the Offer Closing, the Company shall have breached or failed to perform any its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a conditions set forth in Annex I (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within twenty (20) Business Days after its receipt of written notice thereof from Parent); provided, that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent's intention to terminate this Agreement pursuant to this Section 8.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 8.04    Termination by the Company. This Agreement may be terminated by the Company:

(a)    if, prior to the Offer Closing, the Company Board authorizes the Company, to the extent permitted by and subject to Section 6.04 hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided, that as conditions to such termination: (i)  the Company has complied in all material respects with Section 6.04 and (ii) the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(b)    if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement and in each case such breach or failure to perform: (i) is incapable of being cured by the Outside Date, or if curable, has not been cured within twenty (20) Business Days after its receipt of written notice thereof from the Company; and (ii) in any way would reasonably be expected to prevent, materially impede, or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger, or the other transactions contemplated hereby); provided, that the Company shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 8.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 8.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying the provision hereof pursuant to which such termination is made, and any such termination in accordance with this ARTICLE VIII shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.03(b), this Section 8.05, Section 8.06, and ARTICLE IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 9.13 in lieu of terminating this Agreement pursuant to this ARTICLE VIII. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement as a result of a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.
Section 8.06    Fees and Expenses Following Termination.
(a)    If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent), within five (5) Business Days after such termination, the Termination Fee.
(b)    If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent), at or prior to such termination, the Termination Fee.
(c)    If (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.02(a) or Section 8.02(c) (in the case of Section 8.02(c), if the Minimum Tender Condition is not satisfied at the time of such termination) or by Parent pursuant Section 8.03(b), (y) any Person shall have publicly disclosed or communicated to the Company or the Company Board (or any director or executive officer of the Company) a Takeover Proposal after the date of this Agreement and prior to such termination and (z) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or consummated any Takeover Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent), within two (2) Business Days after the earlier of the date such Takeover Proposal is consummated and the date of entry of such definitive agreement, the Termination Fee. For purposes of this Section 8.06(c), reference in the definition of "Takeover Proposal" to "20 percent (20%) or more" shall be deemed to mean "fifty percent (50%) or more."
(d)    Each party acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the other parties hereto would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 9.13; (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion; and (iii) except for fraud or Willful Breach, the Termination Fee when paid to Parent in the circumstances under which it is payable shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall have no further liability, whether pursuant to a claim in law or in equity, to Parent or any of its Affiliates or any other Person in connection with such termination and this Agreement, and following the payment of the Termination Fee to Parent in the circumstances under which it is payable neither Parent nor any of its Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates, in each case arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.
(e)    Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent shall be responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.
Section 8.07    Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration.
Section 8.08    Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) subject to the proviso in Section 8.07 and unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
"Acceptable Confidentiality Agreement" means a customary confidentiality agreement that (a) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (b) does not prohibit the Company from complying with this Agreement, including by providing any information to Parent in accordance with Section 6.04.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
"Affordable Care Act" means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).
"Agreement" has the meaning set forth in the Preamble.
"Antitrust Laws" has the meaning set forth in Section 4.03(c).
"Associate" has the meaning set forth in Section 203(c)(2) of the DGCL.
"Book-Entry Share" has the meaning set forth in Section 3.01(c).
"Business Day" means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.
"Cancelled Shares" has the meaning in Section 3.01(a).
"Certificate" has the meaning set forth in Section 3.01(c).

"Certificate of Merger" has the meaning set forth in Section 2.03.
"Charter Documents" has the meaning set forth in Section 4.01(b).
"Closing" has the meaning set forth in Section 2.02.
"Closing Date" has the meaning set forth in Section 2.02.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Preamble.
“Company 401(k)” has the meaning set forth in Section 6.06(c).
"Company Acquisition Agreement" has the meaning set forth in Section 6.04(a).
"Company Adverse Recommendation Change" shall mean the Company Board (or any committee thereof or the Company): (a) failing to make the Company Board Recommendation, or withdraw, amend, modify, or qualify, in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, amend, modify, or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Schedule 14D-9; (c) adopting, approving, recommending or declaring advisable, or resolving, agreeing or publicly proposing to adopt, approve, recommend or declare advisable, any Takeover Proposal; (d) making any public statement inconsistent with the Company Board Recommendation; (e) in the case of a tender offer or exchange offer, failing to recommend rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer or any material amendment thereto; or (f) resolving or agreeing to take any of the foregoing actions.
"Company Balance Sheet" means the audited, consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2022.
"Company Board" has the meaning set forth in the Recitals.
"Company Board Recommendation" has the meaning set forth in Section 4.03(d).
"Company Common Stock" has the meaning set forth in the Recitals.
"Company Continuing Employees" has the meaning set forth in Section 6.06(a).
"Company Credit Agreement" means that certain Credit Agreement, dated as of June 16, 2023, among Priority Fulfillment Services, Inc., as borrower, the Company, as parent guarantor, the subsidiary guarantors party thereto, Texas Capital Bank, as administrative agent and certain other parties party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
"Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.
"Company DSU Award" has the meaning set forth in Section 3.07(b).

"Company Employee" has the meaning set forth in Section 4.12(a).
"Company Employee Plans" has the meaning set forth in Section 4.12(a).
"Company Equity Award" means a Company Stock Option, a Company DSU Award, or an Other Award, as the case may be.
"Company ERISA Affiliate" means all entities, employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as members of a group described in Section 414 of the Code or Section 4001(b)(1).
"Company Financial Advisor" has the meaning set forth in Section 4.10.
"Company IP" has the meaning set forth in Section 4.07(b).
"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.
"Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.
"Company Material Adverse Effect" means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an "Effect") that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect pursuant to clause (a) of this definition shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution, delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons; (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, or epidemics, pandemics (including the COVID-19 virus and any variation thereof), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company's securities or in its credit ratings (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any matter disclosed in Section 9.02 of the Company

Disclosure Letter; or (x) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent's consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
"Company Material Contract" has the meaning set forth in Section 4.15(a).
"Company-Owned IP" means all Intellectual Property owned by the Company or any of its Subsidiaries.
"Company Preferred Stock" has the meaning set forth in Section 4.02(a).
"Company SEC Documents" has the meaning set forth in Section 4.04(a).
"Company Securities" has the meaning set forth in Section 4.02(b)(ii).
"Company Stock Option" has the meaning set forth in Section 3.07(a).
"Company Stock Plans" means the plans set forth in Section 9.01 of the Company Disclosure Letter.
"Company Subsidiary Securities" has the meaning set forth in Section 4.02(c).
"Confidentiality Agreement" has the meaning set forth in Section 6.03(b).
"Consent" has the meaning set forth in Section 4.03(c).
"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“Data Room” means the Raymond James & Associates, Inc. virtual data room hosted on Intralinks and titled “Project Peregrine,” to which Parent and its Representatives have access.
"DGCL" has the meaning set forth in the Recitals.
"Dissenting Shares" has the meaning set forth in Section 3.03.
"EDGAR" has the meaning set forth in Section 4.04(a).
"Effective Time" has the meaning set forth in Section 2.03.
"Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" has the meaning set forth in Section 1.01(a).
"Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Offer Documents, Schedule 14D-9, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.
"Expiration Time" has the meaning set forth in Section 1.01(d).
"Foreign Antitrust Laws" has the meaning set forth in Section 4.03(c).
"GAAP" has the meaning set forth in Section 4.04(b).
"Governmental Antitrust Authority" has the meaning set forth in Section 6.08(b).
"Governmental Entity" has the meaning set forth in Section 4.03(c).
"Hazardous Substance" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.
"HSR Act" has the meaning set forth in Section 1.01(e).
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations of such Person and finance lease obligations of such Person, (iv) obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (v) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) all Indebtedness of any other Person secured by Liens on assets of such Person or (ix) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
"Indemnified Party" has the meaning set forth in Section 6.07(a).
"Initial Expiration Time" has the meaning set forth in Section 1.01(d).
"Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.
"Intervening Event" means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof, does not relate to a Takeover Proposal, and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement.
"Intervening Event Notice Period" has the meaning set forth in Section 6.04(e).
"IRS" means the United States Internal Revenue Service.
"Knowledge" means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of the Company's Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of Parent's Disclosure Letter; in each case, after reasonable inquiry.
"Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
"Lease" means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
"Leased Real Estate" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
"Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, known investigations, known examinations, claims, known audits, hearings, charges, complaints, indictments, litigations or known examinations.

"Liability" means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
"Maximum Premium" has the meaning set forth in Section 6.07(b).
"Merger" has the meaning set forth in the Recitals.
"Merger Consideration" has the meaning set forth in Section 3.01(b).
"Merger Sub" has the meaning set forth in the Preamble.
"Minimum Tender Condition" has the meaning set forth in Annex I.
"Nasdaq" has the meaning set forth in Section 1.01(e).
"Offer" has the meaning set forth in the Recitals.
"Offer Closing" has the meaning set forth in Section 1.01(f).
"Offer Closing Date" has the meaning set forth in Section 1.01(f).
"Offer Commencement Date" has the meaning set forth in Section 1.01(a).
"Offer Conditions" has the meaning set forth in Section 1.01(b).
"Offer Documents" has the meaning set forth in Section 1.01(h).
"Offer Price" has the meaning set forth in the Recitals.
"Offer to Purchase" has the meaning set forth in Section 1.01(c).
"Order" has the meaning set forth in Section 4.09.
"Other Award" has the meaning set forth in Section 3.07(c).
"Other Governmental Approvals" has the meaning set forth in Section 4.03(c).
"Outside Date" has the meaning set forth in Section 1.01(e).
"Parent" has the meaning set forth in the Preamble.
"Parent Benefit Plans" has the meaning set forth in Section 6.06(b).
"Parent Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.
"Paying Agent" has the meaning set forth in Section 3.02(a).

"Payment Fund" has the meaning set forth in Section 3.02(a).
“Payoff Documentation” means, with respect to the Company Credit Agreement, (i) a payoff letter in form and substance reasonably satisfactory to Parent, providing for (A) the payoff, discharge and termination in full on the Closing Date of all Indebtedness and commitments in connection with the Company Credit Agreement (except for customary surviving obligations) and (B) the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date, and which payoff letters shall not include any release in favor of the parties to the Company Credit Agreement and (ii) customary lien and guarantee release documents reasonably satisfactory to Parent with respect to the liens and guarantees under the Company Credit Agreement.
"PBGC" has the meaning set forth in Section 4.12(d).
"Permits" has the meaning set forth in Section 4.08(b).
"Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property incurred or suffered in the ordinary course of business consistent with past practice, which do not and would not, individually or in the aggregate, materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways incurred or suffered in the ordinary course of business consistent with past practice, which do not and would not, individually or in the aggregate, materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, and (g) Liens arising under this Agreement and the instruments contemplated herein or created by or through Parent or Merger Sub.
"Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).
"Representatives" has the meaning set forth in Section 6.04(a).
"Rights Agreement" has the meaning set forth in Section 4.20.
"Sarbanes-Oxley Act" has the meaning set forth in Section 4.04(a).
"Schedule 14D-9" has the meaning set forth in Section 1.02(a).
"Schedule TO" has the meaning set forth in Section 1.01(h).

"SEC" has the meaning set forth in Section 1.01(e).
"Securities Act" has the meaning set forth in Section 4.04(a).
"Stockholder List Date" has the meaning set forth in Section 1.02(b).
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
"Superior Proposal" means a unsolicited bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of "Takeover Proposal" to "20 percent (20%) or more" shall be "fifty percent (50%) or more") that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 6.04(d).
"Superior Proposal Notice Period" has the meaning set forth in Section 6.04(d).
"Surviving Corporation" has the meaning set forth in Section 2.01.
"Takeover Proposal" means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or “group” within the meaning of Section 13(d) of the Exchange Act (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20 percent (20%) or more of the Company's and its Subsidiaries' consolidated assets or to which 20 percent (20%) or more of the Company's and its Subsidiaries' revenue or income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20 percent (20%) or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20 percent (20%) or more of the consolidated revenue, income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20 percent (20%) or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20 percent (20%) or more of the consolidated revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; or (e) any combination of the foregoing.

"Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Returns" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Termination Fee" means five million nine hundred and eighty-seven thousand Dollars ($5,987,000).
"Treasury Regulations" means the Treasury regulations promulgated under the Code.
"Willful Breach" has the meaning set forth in Section 8.05.
Section 9.02    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)    The phrases “the Company has delivered,” “the Company has provided”, “the Company has made available” and phrases of similar import shall mean that the Company has made the document or information in question available by posting a copy thereof to the Data Room at least two (2) Business Days prior to the date hereof or such document or information is contained in the Company SEC Documents filed and publicly available at least two (2) Business Days prior to the date hereof.

Section 9.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.04    Governing Law. This Agreement, and all Legal Actions (whether in contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
Section 9.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, in the event such court does not have jurisdiction over such Legal Action, the federal courts situated in Wilmington, Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO

ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.
Section 9.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if no automatic “bounce-back” message is received and if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	GXO Logistics, Inc. Two American Lane Greenwich, Connecticut 06831 Attention: Karlis Kirsis Email: karlis.kirsis@gxo.com
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Adam O. Emmerich Viktor Sapezhnikov Email: AOEmmerich@wlrk.com VSapezhnikov@wlrk.com
If to the Company, to:	PFSWeb, Inc. 505 Millennium Drive Allen, Texas 75013 Attention: Melanie Klint, Vice President, General Counsel & Secretary E-mail: mklint@pfsweb.com
with a copy (which will not constitute notice to the Company) to:	FisherBroyles, LLP 4514 Cole Avenue, Suite 600 Dallas, TX 75205 Attention: Soren Lindstrom, Esq. Email: soren.lindstrom@fisherbroyles.com

Section 9.08    Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Parent Disclosure Letter, the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter, and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or the Parent Disclosure Letter), the statements in the body of this Agreement will control. The Company Disclosure Letter attached to this Agreement has been arranged for purposes of convenience in separately titled schedules; provided, however, that any fact or item disclosed in any section of the Company Disclosure Letter will be deemed disclosed in each other section of the Company Disclosure Letter to which such fact or item may apply to the extent it is readily apparent on its face that such disclosure is applicable to such other section of the Company Disclosure Letter. Capitalized terms used in the Company Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the Company Disclosure Letter is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in the Company Disclosure Letter in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Company Disclosure Letter is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Company Disclosure Letter and exhibits thereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
Section 9.09    No Third-Party Beneficiaries. Except as provided in Section 6.07 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12    Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 9.13    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the courts described in Section 9.05, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent's or Merger Sub's obligation to consummate the Merger survive any termination of this Agreement.
(b)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
Section 9.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
PFSweb, Inc. By /s/ Michael C. Willoughby_________ Name: Michael C. Willoughby Title: Chief Executive Officer
PARENT:
GXO Logistics, Inc. By /s/ Karlis Kirsis_________________ Name: Karlis Kirsis Title: Chief Legal Officer
MERGER SUB:
Peregrine MergerSub I, Inc. By /s/ Karlis Kirsis__________________ Name: Karlis Kirsis Title: Vice President and Secretary

ANNEX I
Conditions to the Offer
The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I. The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in clauses (1) through (8) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer) purchase any shares of Company Common Stock validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer) pursuant to the Offer (and not theretofore accepted for payment) if, at any time at or prior to the expiration of the Offer, any of the following conditions have not been satisfied or waived (to the extent permitted by Law) in accordance with the terms of the Agreement:

1.    Minimum Tender Condition. Immediately prior to any then scheduled expiration of the Offer, there being validly tendered in the Offer and not validly withdrawn (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL) that number of shares of Company Common Stock which, together with all of the shares (if any) beneficially owned by Parent and Merger Sub, represents one more share of Company Common Stock than 50% of the Company Common Stock then outstanding (the “Minimum Tender Condition”);

2.    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party to the Agreement shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Offer, the Merger, or any of the other transactions contemplated by the Agreement.

3.    Governmental Consents. Immediately prior to any then scheduled expiration of the Offer, the waiting period (and any extension thereof) applicable to the consummation of the Offer, the Merger, and the other transactions contemplated under the Agreement under the HSR Act shall have expired or been terminated.

4.    Representations and Warranties. The representations and warranties of the Company:

a.    set forth in Article IV of the Agreement (other than the Sections specified in clauses (b), (c) and (d) below) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”, provided, however, that references to “material” in Section 4.04(b)(iii) and “Material” in “Company Material Contract” shall not be disregarded) as of the date hereof and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”, provided, however, that references to “material” in Section 4.04(b)(iii) and “Material” in “Company Material Contract” shall not be disregarded) as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

b.    contained in Sections 4.01(a), 4.01(c), 4.02(c), 4.03(a), 4.03(d) 4.10 and 4.19 of the Agreement shall be true and correct in all material respects of the date hereof and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

c.    contained in Section 4.02(a) and Section 4.02(b) of the Agreement shall be true and correct in all respects except for any de minimis inaccuracies of the date hereof and as of the expiration of the Offer as though made on and as of the expiration of the Offer (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects except for any de minimis inaccuracies as of that date); and

d.    contained in Section 4.05(a) and Section 4.20 of the Agreement shall be true and correct of the date hereof and as of the expiration of the Offer as though made on and as of the expiration of the Offer.

5.    Performance of Covenants. The Company shall have in all material respects performed and complied with all of its covenants, agreements, and other obligations pursuant to the Agreement to be performed or complied with on or prior to the Offer Closing.

6.    Company Material Adverse Effect. Since the date of the Agreement, there shall not have been any Company Material Adverse Effect that is continuing as of any expiration of the Offer.

7.    Officer’s Certificate. Parent and Merger Sub shall have received from an executive officer of the Company a certificate, dated the date of the expiration of the Offer, certifying to the effect that the conditions set forth in clauses (4), (5) and (6) immediately above have been satisfied.

8.    No Termination of the Agreement. The Agreement shall not have been validly terminated in accordance with its terms.

EXHIBIT A
FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PFSWEB, INC.
PFSweb, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1)    The name of the corporation is PFSweb, Inc.
2)    The Corporation was originally incorporated on June 28, 1999 pursuant to the DGCL.
3)    This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.
4)    The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is amended hereby and restated to read in its entirety, as follows:
ARTICLE I
The name of the corporation is PFSweb, Inc. (the “Corporation”).
ARTICLE II
The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road Suite 21-2 in the City of Dover, County of Kent, State of Delaware, 19904, and the name of the registered agent of the Corporation in the State of Delaware at such address is Registered Agent Solutions, Inc..
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
Section 1    The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).
Section 2    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.
ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.
ARTICLE VI
In furtherance and not in limitation of those powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).
ARTICLE VII
Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.
ARTICLE VIII
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE IX
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
ARTICLE X
The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure the benefit of the heirs, executors and administrators of such a person. No amendment, modification or repeal of this Article X shall affect or impair in any way the rights of any director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or appeal.

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